Exhibit 5.1

February 24, 2012

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, in one or more series, of debt securities of the Company (the “Securities”). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Securities are to be issued under an indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

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We have reviewed the Registration Statement, including the form of the Indenture attached thereto as an exhibit, and we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding the General Corporation Law of the State of

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Delaware or regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinion expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or, in the case of any Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Indenture will be duly authorized, executed and delivered by the Company and the Trustee at the time of the issuance of the Securities and will conform to the form thereof contained in the Registration Statement, (v) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will authorize the offering and issuance of the Securities and will

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authorize, approve and establish the final terms and conditions thereof, and will enter together with the Trustee into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, and (vii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned.

We express no opinion as to the enforceability of Section 1.15 of the Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm, in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto, under the heading “Validity of the Securities,” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

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Very truly yours,

Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner